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                                     [LOGO]

                                          , 1999

Dear Policyholder:

    We are pleased to announce that the board of directors of the Michigan Educational Employees Mutual Insurance Company has unanimously adopted a plan of conversion under which we will convert from a mutual insurance company to a stock insurance company. As part of the conversion process, a new company, MEEMIC Holdings, Inc., has been formed which will become the holding company of MEEMIC. The enclosed material provides more information about the conversion. PLEASE NOTE THAT THE CONVERSION WILL NOT CHANGE THE STATUS OF YOUR EXISTING INSURANCE POLICY OR POLICIES WITH US.

    We believe that the conversion will benefit all policyholders. It will raise needed capital, allowing us to:

    - continue providing you with competitive rates;

    - improve our customer service and efficiency through continued enhancement of our management information systems;

    - provide for growth and expansion of the product lines we offer you;

    - increase our financial strength to support current and future premium and provide additional security to you;

    - provide for capital to retire the $21.5 million surplus note and management services agreement with Professionals Group, Inc., which we estimate will result in an annual pre-tax savings of $3.3 million over the remaining term of the agreements; and

    - provide financial participation to the policyholders in the success of MEEMIC.

    Your participation in the conversion is very important. A proxy statement is enclosed for your review, together with a proxy card, Question and Answer brochure, prospectus and stock order form. We urge you to read all the materials provided carefully. YOUR VOTE IS IMPORTANT TO THE SUCCESS OF THE PLAN. I URGE YOU TO VOTE FOR THE PLAN BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IMMEDIATELY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING OR SUBSCRIBE FOR STOCK. YOUR VOTE OF APPROVAL OF THE PLAN IN NO WAY OBLIGATES YOU TO BUY STOCK. If you and/or members of your family have multiple policies with MEEMIC, you may receive more than one proxy card. IF YOU DO RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND
RETURN EACH ONE. THE DEADLINE FOR RETURNING PROXY CARDS IS            , 1999.

    If you have any questions or would like additional information, please call our Subscription Information Center toll free at (877) MEEMIC1. The Subscription Information Center is open Monday through Friday from 7:30 a.m. to 5:00 p.m.

                                          Sincerely,
                                          R. Kevin Clinton
                                          PRESIDENT

THIS LETTER IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK OF MEEMIC HOLDINGS, INC. SUCH AN OFFER WILL BE MADE ONLY BY MEANS OF A PROSPECTUS.